Exhibit 10.1

Dated as of March 2, 2020
TERRA JV, LLC A Delaware Limited Liability Company
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THE LIMITED LIABILITY COMPANY INTERESTS (THE "INTERESTS") OF TERRA JV, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), THE SECURITIES LAWS OF ANY U.S. STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (1) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY U.S. STATE, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (2) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (AS IN EFFECT FROM TIME TO TIME). THEREFORE, PURCHASERS OF THE INTERESTS SHALL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

CONTENTS
Page

Section 1.	Definitions 1

Section 2.	Organization of the Company 9

Section 3.	Representations, Warranties and Covenants 10

Section 4.	Members; Interests 11

Section 5.	Capital Contributions, Loans, Percentage Interests and Capital Accounts 12

Section 6.	Profits and Losses 14

Section 7.	Distributions 16

Section 8.	Books, Records, Tax Matters and Bank Accounts 17

Section 9.	Management 19

Section 10.	Sale, Assignment, Transfer or other Disposition 19

Section 11.	Dissolution 22

Section 12.	Indemnification 23

Section 13.	Mediation and Arbitration of Disputes 24

Section 14.	Miscellaneous 25

TERRA JV, LLC
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
This Amended and Restated Limited Liability Company Agreement (this "Agreement") is made and entered into as of March 2, 2020, by and among Terra Secured Income Fund 5, LLC, a Delaware limited liability company ("Fund 5"), and Terra Secured Income Fund 7, LLC, a Delaware limited liability company ("Fund 7"), as managing members (together, the "Managers") and the other members listed on Exhibit A hereto from time to time (together with the Managers, the "Members").
W I T N E S S E T H :
WHEREAS, Terra Secured Income Fund 4, LLC, a Delaware limited liability company (the "TSIF 4"), was formed on August 30, 2012, pursuant to the Act;
WHEREAS, TSIF 4 has entered into a merger agreement, dated March 2, 2020, pursuant to which each of Terra Secured Income Fund, LLC, Terra Secured Income Fund 2, LLC, and Terra Secured Income Fund 3, LLC merged with TSIF 4 (as so combined, the "Company"), with the Company being the surviving limited liability company in the merger;
WHEREAS, the Company is currently operating pursuant to that certain Operating Agreement of the Company dated as of March 2, 2020 (the "Existing Agreement");
WHEREAS, Fund 5, the sole member of the Company pursuant to the Existing Agreement, desires to amend and restate the Existing Agreement as set forth herein, and to, among other things, admit Fund 5 and Fund 7 as Managers of the Company;
WHEREAS, Fund 5, as sole member of the Company, consents to the amendment and restatement of the Existing Agreement as set forth herein pursuant to and in accordance with the Existing Agreement;
WHEREAS, the Company has filed a Certificate of Merger, pursuant to which it has changed its name to "Terra JV, LLC;"
NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.Definitions. As used in this Agreement:
"Act" shall mean the Delaware Limited Liability Company Act (currently Chapter 18 of Title 6 of the Delaware Code), as amended from time to time.
"Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(i)    Credit to such Capital Account any amount which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations §§1.704-2(g)(1) and 1.704-2(i)(5); and
(ii)    Debit to such Capital Account the items described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) and 1.704-l(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations §1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.
"Affiliate" shall mean, when used with reference to a specified Person, any Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
"Agreement" shall mean this Amended and Restated Limited Liability Company Agreement, as it may be amended, restated, supplemented and/or modified from time to time.
"Anti-Corruption Laws" means applicable Laws relating to bribery or corruption.
"Available Cash" means, with respect to any period, all amounts received by the Company from cash receipts received from whatever source during such period (including amounts no longer held as reserves as determined by the Managers (acting by unanimous vote) in their reasonable discretion), less the sum of: (a) all payments made with respect to such period by the Company, including all Company Expenses, repayment of any indebtedness and other capital expenditures; and (b) any working capital and other reserve requirements as determined by the Managers (acting by unanimous vote) in their reasonable discretion.
"Bankruptcy" means, with respect to any Person: (a) the commencement by such Person of a proceeding seeking relief under any provision or chapter of the Bankruptcy Code or any other federal or state Law relating to insolvency, bankruptcy or reorganization; (b) an adjudication that such Person is insolvent or bankrupt; (c) the entry of an order for relief under the Bankruptcy Code with respect to such Person; (d) the filing of any such petition or the commencement of any such case or proceeding against such Person, unless such petition and the case or proceeding initiated thereby are dismissed within 75 days from the date of such filing; (e) the filing of an answer by such Person admitting the material allegations of any such petition; (f) the appointment of a trustee, receiver or custodian for all or substantially all of the assets of such Person, unless such appointment is vacated or dismissed within 75 days from the date of such appointment, but not less than five days before the proposed sale of any assets of such Person; (g) the insolvency of such Person or the execution by such Person of a general assignment for the benefit of creditors; (h) the convening by such Person of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon, or composition of, its debts or an extension of its debts; (i) the failure of such Person to pay its debts generally as they mature; (j) the levy, attachment, execution or other seizure of substantially all of the assets of such Person where such seizure is not discharged within 10 days thereafter; or (k) the admission by such Person in writing of its inability to pay its debts generally as they mature or that it is generally not paying its debts as they become due.
"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.
"Benefit Plan Investor" means a "benefit plan investor" within the meaning of Section 3(42) of ERISA.
"Book Value" shall mean the adjusted basis of the Company's property for federal income tax purposes, with the adjustments provided in Section 5.7.
"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks located in New York, New York, are required or authorized to be closed for the conduct of regular banking business. If the date set for any action hereunder is a date other than a Business Day, then such date shall be the next succeeding day that is a Business Day.
"Capital Account" shall have the meaning provided in Section 5.8.
"Capital Contribution" shall mean, with respect to each Member, the total amount of money and the Fair Value of any other asset (net of liabilities secured by such asset or subject to which the Company assumes or takes the property) contributed or deemed contributed by such Member to the Company pursuant to the terms of this Agreement, including, without limitation, such Member's Initial Capital Contribution.
"Certificate of Formation" shall mean the Certificate of Formation of the Company, as amended from time to time.
"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor Law.
"Common Stock" shall mean any class or series of common stock of the REIT Subsidiary.
"Company" shall mean Terra JV, LLC a Delaware limited liability company organized under the Act.
"Company Expenses" means those costs or expenses of the Company and Subsidiaries (including payment of any taxes), determined on a cash basis, whether incurred directly or by the Company (or the Managers on behalf of the Company) and/or their respective Affiliates in connection with any Company or Subsidiary and their respective businesses.
"Company Interest" shall mean all of the Company's ownership interest in the shares of Common Stock.
"Company Minimum Gain" shall have the meaning given to the term "partnership minimum gain" in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Company Record Date” means the record date established by the Managers for the purpose of determining the Members entitled to receive any Distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any Distribution, shall (unless otherwise determined by the Managers) generally be the same as the record date established by the REIT Subsidiary for a distribution to its stockholders of some or all of its portion of such distribution.
"Competitor" means any Person engaged in a business materially similar to and competitive with a business in which the REIT Subsidiary is then currently engaged.
"Control" (including the terms "Controlling," "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
"Depreciation" means, for any Fiscal Year of the Company or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period for U.S. federal income tax purposes; provided, however: (a) if the Book Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such period, Depreciation shall be an amount that bears the same relationship to such beginning Book Value as the depreciation, amortization or cost recovery deduction in such period for U.S. federal income tax purposes bears to the beginning adjusted tax basis (except as required by Regulations §1.704-3(d)); and (b) if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Managers.
"Dissolution Event" shall have the meaning provided in Section 11.2.
"Distributions" shall mean the distributions payable (or deemed payable) to a Member (including, without limitation, its allocable portion of Available Cash).
"EDGAR" shall mean the Electronic Data Gathering, Analysis, and Retrieval system used at the SEC.
"Effective Date" means the date of this Agreement.
"Embargoed Person" means any Person subject to trade restrictions under United States Law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, with the result that an investment in such Person or government is prohibited by Law or such Person or government is in violation of Law.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
"ERISA Member" means any Member that is a Benefit Plan Investor and has notified the Managers in writing of its status as such.
"Exempt Transfer" means a Transfer permitted pursuant to Section 10.1(c)(i) or (ii).
"Fair Value" means the fair value of any Company Interest or other asset, as applicable, as reasonably determined in good faith by the Managers using generally accepted valuation methods; provided, that the Fair Value of any Marketable Securities shall be at the volume weighted average price for such Marketable Securities (or securities into which such Marketable Securities are convertible) on the principal securities exchange in which the same are then listed for trading over the 10 consecutive trading day period immediately preceding the date of determination.
"Fiscal Year" shall mean each calendar year ending December 31.
"Fund 5" shall have the meaning provided in the recitals.
"Fund 7" shall have the meaning set forth in the recitals.
"Indemnified Party" shall have the meaning provided in Section 12.3(a).
"Indemnifying Party" shall have the meaning provided in Section 12.3(a).
"Indemnitee" means, collectively: the Members, the officers and their respective Affiliates and their respective members, officers, directors, shareholders, partners, managers and employees.
"Inducement Agreements" shall have the meaning provided in Section 12.3(a).
"Initial Capital Contribution" shall have the meaning provided in Section 5.1.
"Interest" shall mean the ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement and under applicable Law, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and applicable Law. There may be one or more classes or series of Interests, as may be designated by the Managers from time to time.
"Investment Company Act" shall mean the Investment Company Act of 1940, as amended.
"Law" means any applicable U.S. federal, state, local, municipal or other U.S. law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority (including all statutes and other Laws amending, consolidating or replacing the existing Laws).
"Major Decision" means any decision for the Company or any Subsidiary to take, or refrain from taking, any action or incurring any obligation with respect to the following matters:
(i)    acquiring by purchase, contribution, exchange or otherwise any asset, or entering into any agreement, commitment or assumption with respect to any of the foregoing;
(ii)    selling, conveying, refinancing or otherwise effecting any disposition of any asset, including the Company Interest, or any portion thereof, or entering into any agreement, commitment or assumption with respect to any of the foregoing;
(iii)    incurring any indebtedness for borrowed money or entering into any agreement, commitment, assumption or guarantee with respect to any of the foregoing;
(iv)    the issuance of any Interests or other securities in exchange for cash or other proceeds to any third-party (including interests convertible into, or exchangeable for, equity interests in the Company), or the designation or issuance of any new class or series of Interest;
(v)    any material change in the strategic direction of the Company or any Subsidiary or any material expansion of the business of the Company or any Subsidiary, whether into new or existing lines of business or any change in the structure of the Company or any Subsidiary;
(vi)    confessing a judgment against the Company or any Subsidiary, initiating or settling any litigation, arbitration or proceeding, terminating and/or replacing counsel to defend or prosecute on behalf of the Company or any Subsidiary any such action, claim or proceeding or foregoing taking any action in respect of the foregoing;
(vii)    establishing or modifying the annual budget for the Company or any Subsidiary;
(viii)    the making of, or any material change in, any tax election of the Company or any Subsidiary;
(ix)    establishing or modifying accounting processes of the Company or any Subsidiary;
(x)    any merger, conversion or consolidation involving the Company or any Subsidiary or the sale, lease, transfer, exchange or other disposition of all or substantially all of the Company's or any Subsidiary's assets, including the Company Interest, or all of the Interests of the Members in the Company, in one or a series of related transactions;
(xi)    except as expressly provided in Section 10.1 with respect to Transfers as permitted thereunder, the admission or removal of any Member (other than the admission of a Substitute Member);
(xii)    except as provided in Section 11, any liquidation, dissolution or termination of the Company;
(xiii)    entering into a new, or amending, supplementing, or waiving material obligations under, or extending any existing management agreement;
(xiv)    doing any act which would make it impossible or unreasonably burdensome to carry on the business of the Company or any Subsidiary;
(xv)    amending of the Company's Certificate of Formation, the organizational documents of any Subsidiary, or this Agreement;
(xvi)    any decision requiring the approval of the Company pursuant to the Stockholder Rights Agreement; or
(xvii)    any decision requiring the approval of the Company as a holder of shares of Common Stock of the REIT Subsidiary.
"Marketable Securities" means securities that: (a) are tradable on an established U.S. national or non-U.S. stock exchange or reported through an established non-U.S. over-the-counter trading system, in each case, that the Managers reasonably believe will be tradable at a price approximating their fair market value within a reasonable period of time after receipt thereof by the Members; and (b) are not subject to contractual restrictions on Transfer.
"Member" and "Members" shall mean Fund 5, Fund 7 and any other Person admitted to the Company pursuant to this Agreement. For purposes of the Act, the Members shall constitute a single class or group of members.
"Member in Question" shall have the meaning provided in Section 14.15.
"Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" as set forth in Regulations §1.704-2(b)(4).
"Member Nonrecourse Debt Minimum Gain" has the meaning set forth in Regulations §1.704-2(i)(2) and shall be determined in accordance with Regulations §1.704-2(i)(3) relating to "partner nonrecourse debt minimum gain."
"Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" set forth in Regulations §1.704-2(i)(2).
"Net Profits" and "Net Losses" means the net income or net loss, respectively, of the Company determined in accordance with §703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to §703(a)(1) of the Code shall be included in taxable income or loss), adjusted in accordance with Section 6.1 and the Regulations under §704(b) of the Code.
"Nonrecourse Deduction" shall have the meaning given such term in Regulations Section 1.704-2(b)(1).
"Notice" shall have the meaning given such term in Section 14.1(a).
"OFAC" shall mean the Office of Foreign Assets Control.
"Partnership Representative" shall have the meaning provided in Section 8.3.
"Percentage Interest" shall mean, with respect to any Member, a fraction, expressed as a percentage, equal to the number of shares of Common Stock contributed or deemed contributed to the Company by such Member divided by the total number of shares of Common Stock contributed or deemed contributed by all Members, as set forth on Exhibit A, as the same may be amended from time to time. For this purpose, the number of shares of Common Stock deemed contributed to the Company by a Member shall equal the number of shares of Common Stock purchased by the Company with such Member's Capital Contribution.
"Person" shall mean any individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Prime Rate” shall mean, as of any date, the highest U.S. prime rate of interest most recently published by The Wall Street Journal on or before that date as the “base rate” on corporate loans at large money center commercial banks.
"Prohibited Person" means any Person: (a) that is itself (and/or that has any direct or indirect owner that is): (i) as of the date of determination identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; and/or (ii) a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States Law, regulation or Executive Order of the President of the United States; (b) that is an Embargoed Person; (c) where the funds or other assets of it constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (d) where an Embargoed Person has an interest of any nature whatsoever in it (whether directly or indirectly); (e) with respect to which all or a portion of whose funds have been derived from any unlawful activity with the result that the investment in it is prohibited by Law or that this Agreement is in violation of Law; (f) that has been subject to any event specified in Rule 262(a) or Rule 506(d)(1) of the Securities Act, in each case to the extent that such event would either require disclosure by the Company or its Subsidiary under the provisions of Rule 506(e) of the Securities Act or result in disqualification of the Company or its Subsidiary under Rule 262(a) or Rule 506(d)(1); (g) has been involved in any regulatory proceeding or other event to the extent that such event would be required to be disclosed in the Form ADV or Form BD of the Company or any of its Affiliate(s); (h) has been subject to any event specified in Section 9(a) of the Investment Company Act, that would result in disqualification of the Company or its Subsidiary under such section; and/or (i) has been convicted in a court of competent jurisdiction of (1) a felony or (2) a crime involving fraud.
"Regulations" shall mean the regulations of the U.S. Treasury Department promulgated under the Code. References to specific provisions of the Regulations include references to corresponding provisions of successor regulations.
"REIT" shall mean a real estate investment trust as defined in Code Section 856.
"REIT Subsidiary" shall mean Terra Property Trust, Inc., a Maryland corporation (or any successor thereto, whether by merger, conversion, consolidation, recapitalization, reorganization or otherwise).
"REIT Subsidiary Articles" shall mean the Articles of Amendment and Restatement of the REIT Subsidiary, as amended or supplemented from time to time.
"REIT Subsidiary Bylaws" shall mean the Amended and Restated Bylaws of the REIT Subsidiary, as amended or supplemented from time to time.
"SEC" shall mean the Securities and Exchange Commission.
"Securities Act" shall mean the Securities Act of 1933, as amended from time to time, or any successor statute, and all rules and regulations promulgated thereunder.
"Stockholder Rights Agreement" shall mean the Stockholder Rights Agreement, dated as of March 2, 2020, by and among the REIT Subsidiary and the Company.
"Subsidiary" shall mean, with respect to a Person, any entity in which such Person holds or Controls any ownership interest, whether directly or through one or more other Persons.
"Substitute Member" shall have the meaning provided in Section 10.3.
"Transfer" shall mean a sale, assignment, transfer or other disposition (including a synthetic transfer), or pledge, hypothecation or other encumbrance, of an Interest or beneficial ownership thereof, in each case, directly or indirectly.
Section 2.    Organization of the Company.
2.1    Formation of the Company. The Company has previously been formed and established under the provisions of the Act. The rights and liabilities of the Members shall be as provided in this Agreement and, except as herein otherwise expressly provided, in the Act.
2.2    Purpose. The Company is organized for the purpose of engaging in any lawful business, purpose or activity that may be undertaken by a limited liability company organized under and governed by the Act, including owning and managing the REIT Subsidiary. The Company shall possess and may exercise all of the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company
2.3    Name. The name of the Company shall be "Terra JV, LLC".
2.4    Place of Business of the Company. The principal place of business of the Company shall be located at c/o Terra Capital Partners, 550 Fifth Avenue, 6th Floor, New York, New York 10036.
2.5    Registered Office and Registered Agent. The address of the registered office and the registered agent for service of process of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, or at such other place as the Managers may determine from time to time upon Notice to the Members.
2.6    Duration of the Company. The Company shall continue in existence from the date hereof until the Company is dissolved as provided in Section 11, whichever shall occur earlier.
2.7    Filing of Certificates. The Company shall file and publish all such certificates, notices, statements or other instruments required by Law for the formation and operation of a limited liability company in all jurisdictions where the Company may elect to do business, including the filing of an amendment to the Certificate of Formation of the Company.
2.8    Limitation on Liability. Except as required by the Act or as expressly provided in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.
2.9    Expenses of the Company. Other than the reimbursements of costs and expenses as provided herein, no fees, costs or expenses shall be payable by the Company to any Member (or its Affiliates).
Section 3.    Representations, Warranties and Covenants. Each Member represents, warrants and covenants to the other Members as follows:
3.1    It is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation with all requisite power and authority to enter into this Agreement and to conduct the business of the Company.
3.2    This Agreement constitutes the legal, valid and binding obligation of such Member enforceable in accordance with its terms, subject to the application of principles of equity and Laws governing insolvency and creditors' rights generally.
3.3    No consents or approvals are required from any governmental authority or other Person for such Member to enter into this Agreement. All limited liability company, corporate or company action on the part of such Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated under this Agreement, has been duly taken.
3.4    The execution and delivery of this Agreement by such Member, and the consummation of the transactions contemplated under this Agreement, do not conflict with or contravene any provision of such Member's organizational documents or any agreement or instrument by which it or its properties are bound, or any Law to which it or its properties are subject.
3.5    It has not dealt with any broker, finder or other commission or fee agent, who is entitled to any fee, commission or other compensation in connection with the execution and delivery of this Agreement.
3.6    Neither such Member nor any Person owning any direct or, to its knowledge after due inquiry, indirect interest in it is a Prohibited Person.
3.7    None of the funds or other assets of it constitute property of, or are beneficially owned, directly or, to its best knowledge after due inquiry, indirectly, by, any Embargoed Person.
3.8    No Embargoed Person has any interest of any nature whatsoever in it (whether directly or, to its best knowledge after due inquiry, indirectly).
3.9    None of its funds have been derived from any unlawful activity with the result that the investment in it is prohibited by Law or that this Agreement is in violation of Law.
3.10    Neither such Member nor any of its employees or Affiliates has taken any action, or caused anyone to take any action, that would result in a violation of any Anti-Corruption Laws by such Member with respect to the Company or any Subsidiary or its interest therein.
3.11    Such Member shall comply with Anti-Corruption Laws in respect of the performance of such Person's obligations under this Agreement.
3.12    In the event such Member, the Company, or any Subsidiary shall appoint or delegate its or part of its functions or obligations under this Agreement to a third party, to act on behalf of or for the benefit of the Company or any Subsidiary, such Member shall ensure that such third parties provide such Member or the Company or Subsidiary (as the case may be) with obligations substantially similar to those set forth in this Section 3.
3.13    It will continue to conduct its operations to cause the foregoing representations and warranties to remain true and correct at all times.
Section 4.    Members; Interests.
4.1    The Company shall keep a list of the name, address, Initial Capital Contribution, Capital Contributions and Percentage Interests of each class and series of Interests of each Member in the books and records of the Company. Such list shall be revised from time to time by the Company to reflect the withdrawal or admission of Members and/or the Transfer of Interests pursuant to the provisions of this Agreement and/or to reflect any other change in the name, Capital Contributions or Percentage Interests of each class and series of Interests held by any Member.
4.2    The Company may issue additional Interests and thereby admit an additional member ("Additional Member") to the Company only if such Additional Member (i) has delivered to the Company its Capital Contribution, (ii) has agreed in writing to be bound by the terms of this Agreement by becoming a party hereto, and (iii) has delivered such additional documentation as the Company shall reasonably require to so admit such new Member to the Company. No Person may be admitted as an Additional Member (in contrast with admission as a Substitute Member in connection with a Transfer permitted pursuant to Section 10.3) except in connection with an issuance of Interests in accordance with this Section 4.2. The admission of any Person as an Additional Member shall become effective as of the date upon which the name of such Person is recorded on the books and records of the Company following the consent of the Managers to such admission.
4.3    The Bankruptcy, dissolution, liquidation or termination of any Member shall not cause a dissolution of the Company, and the rights of such Member to receive distributions of Company funds shall, on the happening of such event, devolve on such Member's successors or assigns, subject to the terms and conditions of this Agreement, and the Company shall continue as a limited liability company. However, in no event shall any such successor or assign be admitted as a Member or succeed to any right to vote or participate in the management of the business, property and affairs of the Company or to exercise any rights of a Member.
4.4    The Managers may classify or designate the Interests into one or more series or classes, with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions as the Managers may determine. Any such classification or designation shall be made by the Managers by a supplement or amendment to this Agreement.
Section 5.    Capital Contributions, Loans, Percentage Interests and Capital Accounts.
5.1    Initial Capital Contributions. Subject to the conditions set forth in Section 4, upon execution of this Agreement, the Members shall be deemed to have made on or prior to the Effective Date an initial Capital Contribution to the Company in the amounts set forth in Exhibit A attached hereto (each, the "Initial Capital Contribution").
5.2    Additional Capital Contributions. No Member shall have the right or the obligation to make additional Capital Contributions without the unanimous consent of the Managers.
5.3    Percentage Interest. The Members shall have the initial Percentage Interest (as the same may be adjusted as provided in this Agreement) set forth on Exhibit A. The Managers shall adjust the Percentage Interests of each class and series of Interests of the Members from time to time to reflect additional issuances, redemptions, repurchases, transfers or assignments of Interests and as may otherwise be required.
5.4    No Third-Party Beneficiary. The provisions of this Section 5 are intended for the benefit of the Members and the Company only and shall not confer any right or claim upon, or otherwise inure to the benefit of, any creditor of, or other third party having dealings with, the Company.
5.5    Withdrawals of Capital. Except as provided in this Agreement: (a) no Member shall be entitled to withdraw any part of its Capital Contributions; (b) no Member shall be entitled to receive any interest on its Capital Contributions or distributions from the Company; and (c) no Member shall be entitled to demand or receive any property from the Company other than cash.
5.6    Other Matters. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise contemplated by this Agreement.
5.7    Book Values. Book Value shall be determined and adjusted in accordance with the following provisions:
(a)    The Book Value of any property contributed by a Member to the Company initially shall be the gross Fair Value of the property.
(b)    The Book Value of all Company property shall be adjusted to equal the respective gross Fair Values of the property as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest or (iii) the liquidation of the Company within the meaning of Regulations §1.704-1(b)(2)(ii)(g); provided, that an adjustment described in clauses (i) or (ii) of this Section 5.7(b) shall be made only if the Managers reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company.
(c)    The Book Value of any item of Company property distributed to any Member shall be adjusted to equal the gross Fair Value of such asset on the date of distribution.
(d)    The Book Values of Company property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to §734(b) or §743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations §1.704-1(b)(2)(iv)(m); provided, however, that Book Value shall not be adjusted pursuant to this Section 5.7 to the extent that an adjustment pursuant to Section 5.7(b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 5.7(b).
(e)    The Book Value of Company property shall be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Net Profits and Net Losses.
(f)    The parties agree that the Book Value of the Company's assets was adjusted pursuant to Section 5.7(b) immediately prior to the Effective Date and that such adjustment was allocated to the Capital Accounts of the Members. The Capital Accounts of the Members following such adjustment and immediately prior to the Effective Date are set forth on Exhibit A.
5.8    Capital Accounts. A separate account (each a "Capital Account") shall be established and maintained for each Member which:
(a)    shall be increased by (i) the amount of cash and the Fair Value of any other property contributed by such Member to the Company (net of liabilities secured by such property or subject to which the Company assumes or takes the property) and (ii) such Member's share of the Net Profit (and other items of income and gain) of the Company, and
(b)    shall be reduced by (i) the amount of cash and the Fair Value of any other property distributed to such Member (net of liabilities secured by such property or subject to which the Member assumes or takes the property) and (ii) such Member's share of the Net Loss (and other items of loss and deduction) of the Company.
The Capital Accounts shall also be adjusted as otherwise contemplated by this Agreement and as necessary or appropriate to be consistent with §704 of the Code and the Regulations thereunder. The Members agree that the Capital Accounts as of the Effective Date were determined as set forth in this Section 5.8.
Section 6.    Profits and Losses.
6.1    Net Profits and Net Losses for each Fiscal Year or portion thereof shall be adjusted as follows (without duplication):
(a)    Exempt Income. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses shall be added to such taxable income or loss.
(b)    Certain Expenditures. Any expenditures of the Company described in §705(a)(2)(B) of the Code or treated as §705(a)(2)(B) expenditures pursuant to Regulations §1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits and Net Losses, shall be subtracted from such taxable income or loss.
(c)    Adjustment of Book Value. If the book value of any Company property is adjusted in accordance with Section 5.7(b) or 5.7(c), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property for purposes of computing Net Profits and Net Losses.
(d)    Sales of Property. Gain or loss resulting from any sale of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the asset sold, notwithstanding that the adjusted tax basis of such asset differs from its Book Value.
(e)    Depreciation. In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period as determined in accordance with this Agreement.
(f)    Adjustments Under §734 or §743 of the Code. To the extent adjustment to the adjusted tax basis of any Company asset pursuant to §734(b) or §743(b) of the Code is required, pursuant to Regulations §1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.
6.2    General Allocations of Net Profits and Net Losses. After taking into account any special allocations pursuant to Section 6.3 and subject to any limitations contained therein, Net Profits and Net Losses shall be allocated to the Members, pro rata, based upon their respective Percentage Interests.
6.3    Special Allocations.
(a)    Limitation on Allocation of Items of Loss or Deduction. No Company items of loss or deduction may be allocated to any Member to the extent such allocation would result in an Adjusted Capital Account Deficit balance for such Member. Any items of loss or deduction that are prohibited to be allocated to a Member under the preceding sentence shall be reallocated among the other Members to whom such limitation does not apply in a manner which will not produce an Adjusted Capital Account Deficit as to such Members.
(b)    Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members pro rata in accordance with their Percentage Interests.
(c)    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be allocated to the Member that bears the economic risk of loss for the Member Nonrecourse Debt to which such deductions relate as provided in Regulations §1.704-2(i)(1). If more than one Member bears the economic risk of loss, such deduction shall be allocated between or among such Members in accordance with the ratios in which such Members share such economic risk of loss.
(d)    Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for any year, each Member shall be allocated the next available items of income and gain for such year (and for subsequent years if necessary) equal to such Member's share of the net decrease in Company Minimum Gain as determined in accordance with Regulations §1.704-2(g) and the "minimum gain chargeback" requirement of Regulations §1.704-2(f). If there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt for any year, each Member having a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt shall be allocated the next available items of income and gain for such year (and for subsequent years if necessary) equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt as determined in accordance with Regulations §1.704-2(i)(5) and the "minimum gain chargeback" requirement of Regulations §1.704-2(i)(4).
(e)    Qualified Income Offset. Any Member that unexpectedly receives, with respect to the Company, an adjustment, allocation, or distribution of any item described in subsections (4), (5), or (6) of Regulations §1.704-1(b)(2)(ii)(d), shall be allocated items of income and gain as quickly as possible, in accordance with the "qualified income offset" rule of Regulations §1.704-1(b)(2)(ii)(d)(3), in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustment, allocation or distribution as quickly as possible.
6.4    Tax Allocations.
(a)    Except as otherwise provided in this Section 6.4, items of income, gain, loss and deduction as determined for federal income tax purposes shall be allocated in the same manner as the related items of Net Profits and Net Losses, or specially allocated items. Tax credits shall be allocated in accordance with Regulations §1.704-1(b)(4)(ii).
(b)    In accordance with §704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value in any manner permitted by §704(c) of the Code and the Regulations thereunder pursuant to any method determined by the Managers.
(c)    If the Book Value of any Company property is adjusted pursuant to Section 5.7(b) of this Agreement, income, gain, loss and deduction with respect to such property shall be allocated among the Members so as to take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in any manner permitted under §704(c) of the Code and the Regulations thereunder pursuant to any method determined by the Managers.
(d)    Allocations pursuant to this Section 6.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profits and Net Losses, or other items or distributions pursuant to any provision of this Agreement
Section 7.    Distributions.
7.1    Distribution. The Managers may at any time or from time to time, but shall not be under any obligation to, cause the Company to distribute all, or such portion as the Managers may determine, of Available Cash in accordance with and pursuant to the terms and conditions of each class or series of Interests, and in accordance with each Member's respective Percentage Interests of each such class or series of Interests. Except as otherwise agreed by the Managers, distributions payable with respect to any Interests that were not outstanding during the entire period in respect of which any Distribution is made shall be prorated based on the portion of the period that such Interests were outstanding.
7.2    Amounts Withheld. The Managers are authorized on behalf of the Company to withhold from distributions to the Members and to pay over to any federal, state, local or foreign government any amounts that they reasonably determine may be required to be so withheld pursuant to the Code or any provisions of any Law. All amounts withheld pursuant to the Code or any provision of any tax Law regarding taxes with respect to any Distribution to any Member shall be treated as amounts distributed to such Member pursuant to this Section 7 for all purposes under this Agreement or, to the extent that any such tax is not withheld from a distribution, such Member shall promptly reimburse the Company therefor. If any imputed underpayment (including associated interest, penalties, or additions to tax) is required to be paid by the Company pursuant to Section 6225 of the Code or other applicable Law with respect to income allocable to a Member or former Member, such Member or former Member (and, in the case of a former Member, its transferee) shall promptly (and in any event within ninety (90) days) reimburse the Company therefor. Any amount due from a Member or a former Member to the Company pursuant to the two preceding sentences shall bear interest at the Prime Rate plus 2% from the time of payment by the Company of the tax or imputed underpayment to the time of payment by the Member or former Member, and the Company may offset such amounts against distributions or other amounts due from the Company to such Member. A Member’s obligations pursuant to this Section 7.2 shall continue even if such Member ceases to be a Member.
7.3    Dissolution. Upon dissolution and winding up of the Company, the Company shall make distributions in accordance with this Section 7.
7.4    Form of Distribution. Other than as set forth in this Agreement, no Member may demand to receive property other than cash as provided in this Agreement. The Managers may cause the Company to make a distribution in kind of Company Interests or other assets to the Members, and such assets shall be distributed in such a fashion as to ensure that such assets are distributed and allocated in accordance with Sections 6 and 7 hereof;
7.5    Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its Interest if such distribution would violate Section 18-607 of the Act or other applicable Law.
Section 8.    Books, Records, Tax Matters and Bank Accounts.
8.1    Books and Records. The books and records of account of the Company shall be maintained in accordance with industry standards. The books and records shall be maintained at the Company's principal office or at a location designated by the Managers, and all such books and records (and the dealings and other affairs of the Company and its Subsidiaries) shall be available to any Member at such location for review, investigation, audit and copying, at such Member's sole cost and expense, during normal business hours on at least twenty-four (24) hours prior Notice.
8.2    Reports and Financial Statements.
(a)    The Managers shall prepare or cause to be prepared, at the Company's expense, and furnish to each of the Members the following:
(i)    within 120 days after the close of each Fiscal Year: (A) true and complete copies of audited financial statements of the Company, including related notes to financial statements, prepared in accordance with generally accepted accounting principles (or "GAAP"); (B) a balance sheet of the Company dated as of the end of the Fiscal Year; (C) a related statement of income and expense; and (D) a statement of cash flow for the Fiscal Year, in each case which shall be certified by the independent auditors of the Company as being, to the best of its knowledge, true and correct and prepared in accordance with GAAP;
(ii)    within 60 days after the end of each calendar quarter, a quarterly report which shall include: (A) an unaudited balance sheet of the Company dated as of the end of such quarter; (B) an unaudited income statement of the Company for such quarter; and (C) an unaudited statement of cash flows of the Company for such quarter;;
(iii)    within 90 days (or as soon as reasonably practicable) after the end of the Company's Fiscal Year, IRS Schedule K-1 relating to the preceding Fiscal Year of the Company and, within 90 days after the Company's receipt of a request from a Member, any other information and forms as the Members may reasonably request for purposes of assisting such Member in determining the extent of, and in fulfilling, their withholding, reporting or other tax obligations and reducing or eliminating any tax that might otherwise be borne by the Members and/or their direct or indirect owners;
(iv)    any other report or information reasonably requested by any Member; provided such information is within the possession or control of or reasonably obtainable by the Company or the preparation thereof is not unreasonably burdensome.
(b)    The Managers' obligation under Section 8.2(a) may be satisfied by (i) the Managers posting or making available the reports specified in Section 8.2(a) on a website maintained by the Company or by filing reports containing the information specified in Section 8.2(a) on the EDGAR system (or any successor system) of the SEC, or (ii) for so long as (A) the REIT Subsidiary is subject to the reporting requirements of the Exchange Act, and (B) the Company Interest constitutes all or substantially all of the assets of the Company, the REIT Subsidiary posting or making available the reports specified in Section 8.2(a) with respect to the REIT Subsidiary on a website maintained by or on behalf of the REIT Subsidiary or by filing such reports containing the information specified in Section 8.2(a) with respect to the REIT Subsidiary on the EDGAR system (or any successor system) of the SEC.
8.3    Partnership Representative.
(a)    Fund 5 or such Person as it designates from time to time shall be the “partnership representative” (the “Partnership Representative”) with respect to the Company.  The Partnership Representative shall have all powers and responsibilities provided in the Code. The Partnership Representative is authorized to represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. With the approval of the Managers, the Partnership Representative shall have full authority to make any elections for U.S. federal, state or local tax purposes on behalf of the Company (including any elections under Code Sections 754, 6221(b), 6225(c), and 6226 and Treasury Regulation Section 1.706-4), to extend the statute of limitations and to control any tax audit or other proceeding on behalf of the Company. Any direct or indirect costs and expenses incurred by the Partnership Representative, acting in its capacity as such, shall be deemed costs and expenses of the Company, and the Company shall reimburse the Partnership Representative for all such amounts. Each Member shall reasonably cooperate with the Partnership Representative and provide the Partnership Representative any tax information reasonably requested that is within such Member’s possession or reasonably available to such Member so that the Partnership Representative can implement the provisions of this Section 8.3 (including by making any election permitted hereunder), and can conduct any tax audit or similar proceeding with respect to the Company.
(b)    If the Partnership Representative determines that the Company and/or the Members should file amended returns to facilitate a resolution to any audit or other dispute with any taxing authority, the Members hereby agree to timely file such amended returns in a manner consistent determined by the Partnership Representative. The Members agree to promptly provide any reasonable information in connection with any audit or tax return of the Company, upon the request of the Partnership Representative.
(c)    The Partnership Representative may require a Member who is transferring its interest to deposit an amount equal to such Member’s anticipated share of any tax liability, as reasonably determined by the Partnership Representative
8.4    Bank Accounts. All funds of the Company are to be deposited in the Company's name in such bank account or accounts as may be designated by the Managers and shall be withdrawn on the signature of such Person or Persons as the Managers may authorize.
8.5    Tax Returns. The Managers shall cause to be prepared all income and other tax returns of the Company and the Subsidiaries required by applicable law.
8.6    Expenses. Notwithstanding any contrary provision of this Agreement, the Members acknowledge and agree that the reasonable expenses and charges incurred directly or indirectly by or on behalf of the Managers in connection with its obligations under this Section 8 will be reimbursed by the Company to the Managers.
Section 9.    Management.
9.1    Management.
(a)    The Company shall be managed by the Managers.
(b)    Each Manager, acting alone following consultation with the other Manager(s) or acting jointly, shall have the authority to exercise all of the powers and privileges granted by the Act, any other law or this Agreement, together with any powers incidental thereto, and to take any other action not prohibited under the Act or other applicable law, so far as such powers or actions are necessary or convenient or related to the conduct, promotion or attainment of the business, purposes or activities of the Company, except that any Major Decision, and such other decisions requiring unanimous approval of the Managers as set forth in this Agreement, shall require the express and unanimous approval of the Managers.
(c)    The Managers may appoint individuals to act on behalf of the Company with such titles and authority as determined from time to time by the Managers. Each of such individuals shall hold office until his or her death, resignation or replacement by any Manager.
9.2    Affiliate Transactions. No agreement shall be entered into by the Company or any Subsidiary with a Member or any Affiliate of a Member and no decision shall be made in respect of any such agreement (including, without limitation, the enforcement or termination thereof) unless such agreement or related decision shall have been approved unanimously by the Managers.
Section 10.    Sale, Assignment, Transfer or other Disposition.
10.1    Transfers.
(a)    Except as set forth in Section 10.1(c) below, no Member may Transfer all or any of its Interest (or any economic interest therein) to any Person without the unanimous approval of the Managers.
(b)    No Member shall withdraw from the Company except in connection with a Transfer of its Interests permitted pursuant to this Section 10.
(c)    Notwithstanding anything in this Section to the contrary (but subject to Sections 10.2 and 10.4), the following Transfers are permitted without consent:
(i)    Transfers to the Company;
(ii)    Transfers to an Affiliate of the transferring Member, provided that such Affiliate shall remain an Affiliate of such Member at all times that such Affiliate holds such Interests; and
(iii)    Transfer pursuant to Section 10.5.
(d)    Notwithstanding anything in this Section 10 to the contrary, no Transfer permitted under this Section 10 shall relieve the transferor of any of its obligations prior to such Transfer.
10.2    Transfer Procedure. To the extent that a Member is permitted to Transfer its Interests under Section 10.1, any such Transfer shall be permitted only if all of the following conditions are satisfied:
(a)    in the case of a direct Transfer of Interests, the transferee shall comply with the procedures set forth in Section 4.2 for the admission of the Additional Members;
(b)    the applicable Transfer shall not violate the Securities Act or any other applicable Laws, and shall not cause the Company to be considered to be holding "plan assets" for purposes of ERISA or §4975 of the Code;
(c)    such Transfer shall not be to a Competitor; and
(d)    such Transfer shall not be to a Prohibited Person and shall not cause any amounts to become due pursuant to, or cause a breach of or a default under, any material document by which the REIT Subsidiary is bound.
10.3    Substitute Member Transferees. A transferee of the whole or any portion of an Interest permitted pursuant to Section 10.1 shall become a substitute member ("Substitute Member") in place of its transferor in the case of a direct Transfer of Interests at such time as the conditions to Section 10.2 are satisfied with respect thereto.
10.4    Void Transfers. Any Transfer of any Interests in contravention of this Agreement or that the Managers determine:
(a)    Would cause the Company to be treated as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code;
(b)    Would cause the REIT Subsidiary to fail to qualify as a REIT;
(c)    Would require registration of such Transfer or any Interest under, or result in a violation of, any federal or state securities laws;
(d)    Would require the Company as a result of such Transfer to register as an investment company under the Investment Company Act; or
(e)    If as a result of such Transfer, the aggregate value of Interests held by "benefit plan investors" including at least one benefit plan investor that is subject to ERISA, could be "significant" (as such terms are defined in U.S. Department of Labor Regulation 29 C.F.R. 2510.3-101(f)(2)) with the result that the assets of the Company could be deemed to be "plan assets" for purposes of ERISA then such Transfer, shall be void and ineffectual and shall not bind or be recognized by the Company or any other party. No purported assignee in violation of this Section 10.4 shall have any right to any Net Profits, Net Losses or Distributions.
10.5    Right of First Offer.
(a)    Notice. Except for an Exempt Transfer, if any Member proposes to Transfer any Interests (the "Prospective Selling Member"), and such Transfer is permitted by the Managers, such Member shall furnish a written Notice of such proposed Transfer (an "Offer Notice") specifying all material terms and conditions of the proposed Transfer (including the Interests subject to the Transfer and the proposed purchase price for such Interests or the formula by which such price is to be determined (it being understood that the result of such formula shall be ascertainable as of the date of such Offer Notice)) to the Managers prior to any such proposed Transfer, inviting the Managers or their respective Affiliate designee(s) (the "ROFO Holder") to purchase such Interests proposed to be Transferred (the "Subject Interests") on such terms and conditions specified in the Offer Notice.
(b)    Acceptance. Within 60 days after the date of delivery of the Offer Notice, the ROFO Holder may accept the offer to purchase all, but not less than all (unless otherwise set forth in the Offer Notice), of the Subject Interests on the terms and conditions specified in the Offer Notice by furnishing a written Notice (the "Acceptance Notice") of such acceptance. Proposed consideration for the Subject Interests may be cash only.
(c)    Rejection. In the event no ROFO Holder furnishes an Acceptance Notice within the specified time period, the Prospective Selling Member may, within nine months after the date of delivery of the Offer Notice, Transfer such Subject Interests to one or more third parties at an all cash price no less than 100% of the price specified in the Offer Notice and on other material terms and conditions no more favorable in the aggregate to the transferees thereof than offered in the Offer Notice; provided that the Prospective Selling Member may not sell to any Prohibited Person or any Competitor.
(d)    Closing. In the event a ROFO Holder has accepted the offer of the Prospective Selling Member, the Transfer of the Subject Interests shall be consummated within 45 days after the delivery of the Acceptance Notice (provided, that such closing date may be extended by up to 30 days if the ROFO Holder is working in good faith to close the Transfer as promptly as practicable).
10.6    Redemption of Members Interests. The Managers shall authorize to approve redemption of Members' Interests on such terms and in such quantities as the Managers and such Members shall agree.
Section 11.    Dissolution.
11.1    Limitations. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Section 11, and, to the fullest extent permitted by law but subject to the terms of this Agreement, the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company's assets.
11.2    Exclusive Events Requiring Dissolution. The Company shall be dissolved only upon the earliest to occur of the following events (a "Dissolution Event"):
(a)    at any time at the unanimous election of the Managers in writing;
(b)    at any time there are no Members (unless otherwise continued in accordance with the Act);
(c)    the sale or other disposition of all or substantially all of the assets of the Company; or
(d)    the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.
11.3    Liquidation. Upon the occurrence of a Dissolution Event, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section 11.3, as promptly as practicable thereafter, and each of the following shall be accomplished:
(a)    The Managers shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.
(b)    The Company Interests and other assets of the Company shall be liquidated or distributed in kind under the supervision of the Managers as promptly as possible, but in an orderly, businesslike and commercially reasonable manner.
(c)    Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in Section 7.2. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its Fair Value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Section 7.2 and the amount of the distribution shall be considered to be such Fair Value of the asset.
(d)    The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:
(i)    to the satisfaction of the debts and liabilities of the Company (contingent or otherwise) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment), other than liabilities to Members or former Members for distributions;
(ii)    the balance, if any, to the Members in accordance with Section 6.1.
11.4    Continuation of the Company. Notwithstanding anything to the contrary contained herein, the expulsion, Bankruptcy, dissolution or removal of a Member shall not in and of itself cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members.
Section 12.    Indemnification.
12.1    Exculpation of Members. No Member shall be liable to the Company or to the other Members for damages or otherwise with respect to any actions or failures to act taken or not taken relating to the Company, except to the extent any related loss results from fraud, gross negligence or willful or wanton misconduct on the part of such Member or the willful breach of any obligation under this Agreement.
12.2    Indemnification by Company. The Company hereby indemnifies, holds harmless and defends the Members and each of their respective agents, officers, directors, members, partners, shareholders and employees from and against any loss, expense, damage or injury suffered or sustained by them (including but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim) by reason of or arising out of (i) their activities on behalf of the Company or in furtherance of the interests of the Company, (ii) their status as Members or Managers, or (iii) the Company's assets, property, business or affairs (including, without limitation, the actions of Members of the Company), if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful or wanton misconduct by the indemnified party or as a result of the willful breach of any obligation under this Agreement by the indemnified party. For the purposes of this Section 12.2, officers, directors, employees and other representatives of Affiliates of a Member who are functioning as representatives of such Member in connection with this Agreement shall be considered representatives of such Member for the purposes of this Section 12. Reasonable expenses incurred by the indemnified party in connection with any such proceeding relating to the foregoing matters shall be paid or reimbursed by the Company in advance of the final disposition of such proceeding upon receipt by the Company of (x) written affirmation by the Person requesting indemnification of its good faith belief that it has met the standard of conduct necessary for indemnification by the Company and (y) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured.
12.3    General Indemnification by the Members.
(a)    Notwithstanding any other provision contained herein, each Member (the "Indemnifying Party") hereby indemnifies and holds harmless the other Members, the Company and each of their Subsidiaries and their agents, officers, directors, members, partners, shareholders and employees (each, an "Indemnified Party") from and against all losses, costs, expenses, damages, claims and liabilities (including reasonable attorneys' fees) as a result of or arising out of (i) any breach of any obligation of the Indemnifying Party under this Agreement, or (ii) any breach of any obligation by or any inaccuracy in or breach of any representation or warranty made by the Indemnifying Party, whether in this Agreement or in any other agreement with respect to the conveyance, assignment, contribution or other transfer of the Company Interests or other interests conveyed, assigned, contributed or otherwise transferred to the Company (collectively, the "Inducement Agreements").
(b)    Except as otherwise provided herein or in any other agreement, recourse for the indemnity obligation of the Members under this Section 12.3 shall be limited to such Indemnifying Party's Interest in the Company.
(c)    The indemnities, contributions and other obligations under this Agreement shall be in addition to any rights that any Indemnified Party may have at law, in equity or otherwise. The terms of this Section 12 shall survive termination of this Agreement.
12.4    Disclaimer of Fiduciary Duties. To the maximum extent permitted by applicable Law (including the Act), the Managers shall not have any duty (including any fiduciary duty) to the Company or to any Member, assignee of any Member, or any other Person that is a party to or is otherwise bound by this Agreement, including any fiduciary duty associated with self-dealing or corporate opportunities, all of which are hereby expressly disclaimed, eliminated and waived in all respects (other than not to commit (through act or omission) a bad faith violation of the implied contractual covenant of good faith and fair dealing as and to the extent set forth in Section 18-1101(e) of the Act).
Section 13.    Mediation and Arbitration of Disputes.
13.1    Events Giving Rise To Mediation or Arbitration. In the event that there is a dispute between the Members as to any action or issue, or in the event of a deadlock between the Members, then and in such event all of the Members agree, upon the written request of any one Member, to submit to mediation within ten (10) days of receipt of the request for mediation for the purpose of resolving the dispute. If mediation is not successful in resolving the dispute; one or more of the Members may elect to have the dispute submitted to binding arbitration as provided in this Section 13 by giving written notice to each of the Members of such Member's election to require arbitration of such dispute. Said written notice shall set forth (i) the action or issue in dispute and (ii) a brief description of the position of the electing Member with respect to such dispute.
13.2    Selection of Arbitrators. Within ten (10) days of the date upon which the notice is sent pursuant to Section 10.1, the Members shall meet for the purpose of selecting three (3) Persons to act as arbitrators for the Company for such dispute. In the event that the Members are unable to agree upon the selection of the arbitrators at such meeting, then within ten (10) days following such meeting, the Member(s) requesting such arbitration shall select one (1) Person to serve as an arbitrator and the remaining Member(s) shall select one (1) Person to serve as an arbitrator and, within five (5) days of the date of their selection, the two Persons so selected shall select a third Person to serve as the third and final arbitrator. In the event that the Member(s) requesting such arbitration select one such Person within such ten (10) day period, but the remaining Member(s) fails to select one such Person within such ten (10) day period, or vice versa, then the Person selected shall serve as the sole arbitrator and shall make the determination required hereunder. In the event the two selected arbitrators are unable to agree upon the identity of the Person to serve as the third and final arbitrator, such determination shall be made by the American Arbitration Association in accordance with its then-existing rules and regulations. No Person selected by the Members and/or by the arbitrators may be employed by, doing substantial business with or otherwise affiliated with any of the Members (including, but not limited to, acting as an attorney or accountant for any one or more of the Members or for the Company).
13.3    Arbitration Hearing. Not later than fifteen (15) days following the selection of the third arbitrator, a hearing shall be convened by the arbitrators at a mutually agreeable site. At such hearing, each Member shall be entitled to present arguments in favor of and call witnesses in support of such Member's position with respect to the item in dispute; provided, however, that absent a written agreement of the Members to the contrary, presentation and/or arguments (including the direct testimony of any witnesses called by a Member) of each side of the dispute shall be limited to three (3) hours.
13.4    Decision of the Arbitrators/Binding Effect. The arbitrators shall render their decision regarding the matter in dispute within ten (10) days following the date of the hearing set forth in Section 10.3 hereinabove and said decision shall be final and binding upon the Members and the Company. Each of the Members hereby covenant and agree that they shall comply with the decision of the arbitrators.
Section 14.    Miscellaneous.
14.1    Notices.
(a)    All notices, consents, approvals and other communications provided for hereunder shall be in writing and shall be delivered (i) by certified mail, return receipt requested, (ii) by hand, (iii) by recognized overnight courier delivery service (with charges prepaid) or (iv) emailed (with a hard copy sent by recognized overnight courier delivery service (with charges prepaid) on the same Business Day as such transmission), to any party at the address of such Person listed below, or, in each case, at such other address as shall be designated by such Person in a written notice to each other party complying as to delivery with the terms of this Section 14.1 (each, a "Notice"). All such Notices shall be effective: (x) if deposited with the United States Postal Service certified mail, return receipt requested, three Business Days after deposit therewith; (y) if sent by hand delivery or express courier, upon delivery or refusal; and (z) if transmitted by email, on the date of such transmission (provided that a confirmation copy is so sent as provided above).
If to a Member, to the address listed in Exhibit A.
If to a Manager, to the address listed in Exhibit A, with a copy (which shall not constitute notice) to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention:    Jay L. Bernstein, Esq. and Jacob Farquharson, Esq.
Telephone:
Email:

14.2    Validity; No Waivers.
(a)    Each provision of this Agreement shall be considered separate and, if for any reason, any provision which is not essential to give effect to the basic purposes of this Agreement is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Agreement which are otherwise valid. To the extent legally permissible, the parties shall substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
14.3    Title to Company Property; Waiver of Action for Partition.
(a)    All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have ownership of such property.
(b)    Each of the Members irrevocably waives, during the term of the Company, any right that it may have to maintain any action for partition with respect to any property of the Company.
14.4    Successors and Assigns; No Third Party Beneficiary. This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and permitted assigns. This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement (including those provisions which are for the benefit of the Indemnitees), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, including, without limitation, any creditor or other Person (other than a Member in such Member's capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the REIT Subsidiary or any of the Members.
14.5    Governing Law; Venue
(a)    This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the Laws of the State of Delaware, excluding the conflict of laws provisions thereof.
(b)    EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF FEDERAL AND STATE COURTS OF THE STATE OF DELAWARE IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION, SUIT OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE OR FEDERAL COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY LEGALLY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, SUIT OR PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY ACTION, SUIT OR PROCEEDING BY THE MAILING OR DELIVERY OF COPIES OF SUCH PROCESS TO IT AT THE NOTICE ADDRESS FOR IT UNDER THIS AGREEMENT AS DETERMINED IN ACCORDANCE WITH SECTION 14.1. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
14.6    Legal Counsel. The parties hereto hereby acknowledge and recognize that the Company has retained, and may in the future retain, the services of various Persons, entities and professionals, including legal counsel, accountants, architects and engineers, for the purposes of representing and providing services to the Company in connection with their business and operations. The parties hereby acknowledge that such Persons, entities and professionals may have in the past represented and performed, and currently and in the future may represent or perform, services for one or more Members and/or their respective Affiliates. Accordingly, each party hereto consents to the representation or provision of services by such Persons, entities and professionals to the Company and waives any right to claim a conflict of interest solely on the grounds of such relationship. Nothing contained herein shall relieve the Managers of any duty or liability, including, without limitation, the duty to monitor and direct such Persons, entities and professionals for the best interests of the Company. Further, this Section shall not apply where there is an actual or potential conflict between one or more Members and/or their respective Affiliates, on the one hand, and the Company, on the other hand.
14.7    Confidentiality.
(a)    The terms and conditions of this Agreement and the transactions contemplated hereby shall be held by the Members and the other parties to this Agreement in strict confidence and shall not be disclosed to anyone without the consent of the Managers; provided that such disclosure may be made: (i) to such Member's Affiliates and each of their respective directors, officers, members, partners, investors, current and prospective employees, attorneys, accountants, agents and representatives (so long as such Member advises such Persons to keep such information confidential and shall be responsible hereunder for any disclosure by any such Persons in violation of this Section 14.7); (ii) by any Person in connection with the performance of its duties to the Company; (iii) to such Member's current and prospective lenders providing financing to such Member; provided that such lenders are bound by confidentiality agreements containing restrictions substantially similar to those set forth herein; (iv) as required by Law, including, without limitation, pursuant to securities disclosure Laws; (v) in connection with the enforcement of this Agreement; and/or (vi) upon execution of a confidentiality agreement containing restrictions substantially similar to those set forth herein, to prospective transferees of Interests where such Interests may be transferred without the consent of the Managers pursuant to Section 10.1 or to prospective acquirers of the Company's assets or in connection with any transaction pursuant to Section 10.5, provided that, in the case of this clause (vi), if applicable, the prospective transferring Member shall have first circulated the required Notice (if any) pursuant to Section 10.5 and the holder of the right of first offer described in Section 10.5 of this Agreement shall have either declined (or be deemed to have declined) to offer to purchase such Interests or the prospective transferring Member shall have rejected (or be deemed to have rejected) such offer.
(b)    Notwithstanding anything in Section 14.7 to the contrary, the prohibitions contained therein shall not apply to any confidential information that has been made public other than through any act or omission of the Member who received such information.
14.8    Counterparts. This Agreement may be executed in one or more counterparts (including by means of electronic transmission in portable document format (pdf) or comparable electronic transmission), each of which shall be deemed an original and all of which together shall constitute one and the same agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.
14.9    Entire Agreement and Amendment. This Agreement and the other written agreements described herein between the parties hereto entered into as of the date hereof, constitute the entire agreement between the Members relating to the subject matter hereof. In the event of any conflict between this Agreement or such other written agreements, the terms and provisions of this Agreement shall govern and control. The Managers shall have the sole and exclusive power to amend this Agreement with unanimous consent.
14.10    Further Assurances. The Members will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purpose of this Agreement; provided that the same do not in any way decrease their rights or increase their obligations under this Agreement or with respect to the Company.
14.11    Costs of Legal Proceeding. In the event that any of the parties to this Agreement institutes legal proceedings against any other party to this Agreement to enforce any of its rights under this Agreement, the non-prevailing party shall pay all reasonable costs and expenses, including reasonable attorneys' fees and disbursements, incurred by the prevailing party in connection with such proceedings.
14.12    Pronouns. Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.
14.13    Table of Contents and Captions Not Part of Agreement. The table of contents and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.
14.14    Incorporation by Reference. Every Exhibit and Annex attached to this Agreement is incorporated in this Agreement by reference.
14.15    Limitation on Liability. Except as set forth in Section 12, the Members shall not be bound by, or be personally liable for, by reason of being a Member, a judgment, decree or order of a court or in any other manner, for the expenses, liabilities or obligations of the Company, and the liability of each Member shall be limited solely to the amount of its Capital Contributions as provided under Section 5. Any claim against any Member (the "Member in Question") which may arise under this Agreement shall be made only against, and shall be limited to, such Member in Question's Interest, the proceeds of the sale by the Member in Question of such Interest or the undivided interest in the assets of the Company distributed to the Member in Question pursuant to Section 11.3(d) hereof. Any right to proceed against (i) any other assets of the Member in Question or (ii) any agent, officer, director, member, partner, shareholder or employee of the Member in Question or the assets of any such Person, as a result of such a claim against the Member in Question arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.
14.16    Remedies Cumulative. The rights and remedies given in this Agreement and by Law to a Member shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to a Member under the provisions of this Agreement or given to a Member by Law. In the event of any dispute between the parties hereto, the prevailing party shall be entitled to recover from the other party reasonable attorney's fees and costs incurred in connection therewith.
14.17    No Construction Against Drafter. This Agreement has been negotiated and prepared by the Members and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party.
IN WITNESS WHEREOF, the Members have executed this Limited Liability Company Agreement as of the date set forth above.
MEMBERS:
Terra Secured Income Fund 5, LLC,
a Delaware limited liability company

By:	Terra Fund Advisors, LLC a Delaware limited liability company, its managing member

By:	/s/ Bruce Batkin Name: Bruce Batkin Title: Authorized Signatory

Terra Secured Income Fund 7, LLC,
a Delaware limited liability company
By: Terra Income Advisors 2, LLC
a Delaware limited liability company,
its managing member

By:	Terra Fund Advisors, LLC a Delaware limited liability company, its sole member

By:	/s/ Bruce Batkin Name: Bruce Batkin Title: Authorized Signatory

EXHIBIT A
Members, Initial Capital Contributions and Percentage Interests

Member Name	Initial Capital Contribution	Shares of Common Stock Attributable to each Member	Percentage Interest
Terra Secured Income Fund 5, LLC c/o Terra Fund Advisors, LLC 550 Fifth Avenue, 6th Floor New York, NY 10036 Attention: Vik Uppal Telephone: Email:
Terra Secured Income Fund 7, LLC
c/o Terra Income Advisors 2, LLC
c/o Terra Fund Advisors, LLC
550 Fifth Avenue, 6th Floor
New York, NY 10036
Attention:    Vik Uppal
Telephone:
Email:

759639-4-8974-v2.0	759639-4-8974-v2.0	759639-4-8974-v2.0